Exhibit 99.1

FOR RELEASE

CONTACTS:

Randy Bresee	Lynn Schroeder
(831) 427-7261	(831) 427-7399
randy@tarantella.com	lynnsc@tarantella.com

TARANTELLA BOARD APPOINTS NEW CEO

Additional Investment Also Received

Santa Cruz, CA (December 11, 2003)—Tarantella, Inc. (OTC: TTLA.PK), a leading supplier of secure application access software, today announced that its Board of Directors has appointed Frank Wilde as Chief Executive Officer, President and Director of the Company.

Mr. Wilde succeeds Doug Michels, who will become a strategic advisor to the Company, focusing initially on merger and acquisition opportunities. Mr. Michels will also continue as a Director of Tarantella. Mr. Wilde has a solid track record of successfully leading high technology growth companies and was previously CEO of Ravisent Technologies Inc., a Deloitte Fast 50 company.

Doug Michels stated, “I am pleased we were able to attract a CEO of the caliber of Frank Wilde to lead Tarantella forward. With additional funding and expanded emphasis on customer growth, I believe that 2004 will be a defining year for the Company.”

Frank Wilde, Tarantella’s new CEO, stated, “I am very excited about the opportunity to lead this excellent company and believe that Tarantella’s competitive product portfolio, world-class customer base, efficient worldwide distribution channels and exceptional team are all factors that will enable us to realize the value of the investments that have been made in Tarantella over the last several years.”

Tarantella Board Appoints New CEO	2

The board has also approved the request by several senior executives including Frank Wilde, Doug Michels and Alok Mohan to receive a substantial portion of their calendar year 2004 compensation in the form of restricted stock in lieu of cash.

Investment Details

Tarantella also announced that it has signed definitive agreements for a private placement of common stock and warrants to investors, including Special Situations Technology Funds, who are expanding on their previous investment, Frank Wilde’s private investment group, and an additional private investor, resulting in gross proceeds to the Company of approximately $2,750,000.

In the private placement, the investors purchased 2,750,000 shares of Tarantella common stock at a price of $1.00 per share. The investors also acquired warrants to purchase up to an additional 550,000 shares at an exercise price of $1.39 per share. The warrants are exercisable for five years. The Company also has agreed to register the shares of common stock issued to the investors as well as the shares issuable upon exercise of the warrants for resale once the Company has complied with its reporting obligations under the Securities Exchange Act of 1934, as amended.

In connection with the investment, the Company also amended its existing shareholder rights plan such that Special Situations shall be permitted to acquire up to 30% beneficial ownership of the outstanding stock of the Company without triggering the Company’s shareholder rights plan, provided that for purposes of determining Special Situations’ beneficial ownership, neither the warrants nor any future exercises of warrants will be considered.

Tarantella Board Appoints New CEO	3

For Tarantella Investors:

This press release contains forward-looking statements. These forward-looking statements may be identified by use of terms such as anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, the forward looking statements include statements about the development of the Company’s business, an expanding emphasis on customer growth, realizing value from past investments, and the upcoming year being pivotal for the Company. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to manage the investment proceeds, the ability to complete the registration of the shares and warrant shares, and other risks detailed from time to time in Tarantella’s SEC filings, including forms 10-Q and 10-K. Tarantella disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella, Inc. is a leading provider of purpose-built application access and deployment software to nearly 12,000 customer sites worldwide. Tarantella enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gap between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at http://www.tarantella.com.

Tarantella Board Appoints New CEO	4

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.

###